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                     November 3, 2023

       Guang Yang
       Vice President of Finance
       Waterdrop Inc.
       Block C, Wangjing Science and Technology Park
       No. 2 Lize Zhonger Road
       Chaoyang District, Beijing 100102
       People   s Republic of China

                                                        Re: Waterdrop Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40376

       Dear Guang Yang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Yuting Wu, Esq.